 North America Structured Investments  13m Digital Coupon Notes linked to RTY/SX5E  The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer: JPMorgan Chase Financial Company LLC.  Guarantor: JPMorgan Chase & Co.  Minimum Denomination: $1,000  Indices: The Russell 2000 and the Euro Stoxx 50 Index  Pricing Date: October 31, 2017  Observation Date: November 27, 2018  Maturity Date: November 30, 2018Contingent Digital Return: Between 7.00% and 9.00%*  Trigger Value: With respect to each Index, 70.00% of its Initial Value  Trigger Event: A Trigger Event occurs if, on any day during the Monitoring Period, the closing level of either  Index is less than its Trigger Value.  Monitoring Period: The period from but excluding the Pricing Date to and including the Observation Date  CUSIP: 48129HCY1  Preliminary Pricing  Supplement: http://sp.jpmorgan.com/document/cusip/48129HCY1/doctype/Product_Termsheet/document.pdf  Payment at Maturity:  If a Trigger Event has not occurred, your payment at maturity per $1,000 principal amount note will be calculated as follows:  $1,000 + ($1,000 × Contingent Digital Return)  If (i) a Trigger Event has occurred and (ii) the Final Value of each Index is greater than or equal to its Initial Value, you willreceive the principal amount of your notes at maturity.  If (i) a Trigger Event has occurred and (ii) the Final Value of either Index is less than its Initial Value, your payment atmaturity per $1,000 principal amount note will be calculated as follows:  $1,000 + ($1,000 × Lesser Performing Index Return)  If (i) a Trigger Event has occurred and (ii) the Final Value of either Index is less than its Initial Value, you will lose some or allof your principal amount at maturity  For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, pleasesee the hyperlink above.  Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and thecredit risk of JPMorgan Chase & Co., as guarantor of the notes.  Hypothetical Total Returns**  Payment at Maturity  (7.00% Contingent Payment at Maturity  Digital Return)  Least Performing Index If a Trigger Event Has If a Trigger Event Has  Return Not Occurred Occurred  60.00% $1,070.00 $1,000.00  40.00% $1,070.00 $1,000.00  20.00% $1,070.00 $1,000.00  5.00% $1,070.00 $1,000.00  0.00% $1,070.00 $1,000.00  -5.00% $1,070.00 $950.00  -20.00% $1,070.00 $800.00  -30.00% $1,070.00 $700.00  -30.01% N/A $699.90  -50.00% N/A $500.00  -80.00% N/A $200.00  *The actual Contingent Digital Return will be provided in the pricingsupplement and will not be less than 7.00%  **These hypotheticals do not reflect fees or expenses that wouldbe associated with any sale in the secondary market. If these feesand expenses were included, the hypothetical returns and  hypothetical payments shown above would likely be lower.  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  13m Digital Coupon Notes linked to RTY/SX5E  Selected Risks  • Your investment in the notes may result in a loss. The Notes do not guarantee return of your  principal at maturity.  • Your maximum gain on the notes is limited to the contingent digital return regardless of  appreciation in the value of either index, which may be significant.  • Payment on the notes at maturity is subject to the credit risk of JPMorgan Financial Company  LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject  to changes in the market’s view of the creditworthiness of JPMorgan Financial or JPMorganChase & Co.  • Your ability to receive the contingent digital return may terminate on any day during the monitoring  period. If, on any day during the Monitoring Period, the closing level of either Index is less than its  Trigger Value (i.e., a Trigger Event occurs), you will not be entitled to receive the ContingentDigital Return at maturity. Under these circumstances, you may lose some or all of your principalamount at maturity.  • No interest or dividend payments, voting rights, or ownership rights with the securities included in  the Index.  • As a finance subsidiary, JPMorgan Financial Company LLC has no independent operations and  has limited assets.  • You are exposed to the risks associated with small capitalization companies.  • You are exposed to the risk of decline in the level of each Index.  • Your payment at maturity will be determined by the lesser performing index.  Additional Information  Selected Risks (continued)  • The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  • The estimated value of the notes is determined by reference to an internal funding rate.  • The estimated value of the notes does not represent future values and may differ from others’  estimates.  • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period.  • Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so.  The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market,if at all, may result in a significant loss of your principal.  • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and  making the assumptions used to determine the pricing of the notes and the estimated value of thenotes when the terms of the notes are set. It is possible that such hedging or other trading activitiesof J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates  while the value of the notes decline.  • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.  The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable productsupplement and “Selected Risk Considerations” to the applicable preliminary pricing supplement foradditional information.  SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest,you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more completeinformation about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively,JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any productsupplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to beused, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not berelied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.  This material is not a product of J.P. Morgan Research Departments.  Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-209682 and 333-209682-1  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com